[G REIT, Inc. Letterhead]

August 21, 2006

G REIT, Inc.

Dear Stockholder:

I am pleased to report that we filed our second quarter Form 10-Q with the Securities and Exchange Commission for the most recent quarter ending June 30, 2006. As such, I would like to take this opportunity to bring stockholders up to date on our plan of liquidation that was approved by stockholders on February 27, 2006.

The liquidation range presented to stockholders in the proxy was $10.31 to $11.50 in aggregate cash for each share of common stock owned by stockholders; Robert A. Stanger & Co, Inc., an independent financial advisor, rendered an opinion to our Board of Directors that this liquidation range was fair from a financial point of view to stockholders. As disclosed in our Form 10-Q, management now estimates the liquidation net asset value to be approximately $10.97 per share. Based on the liquidation basis of accounting, we will continue to update our estimate each quarter based on executed sales contracts and the most recent market information and cost estimates available.

Status of Our Plan of Liquidation:

•	On July 18, 2006, we sold 600 B Street in San Diego, California to Legacy Partners for $95,500,000, which we purchased for $77,190,000 on June 14, 2004.

•	On May 8, 2006, we entered into an agreement, as amended, to sell AmberOaks in Austin, Texas to Chase Merritt for $46,837,000, which we purchased for $35,525,000 on January 20, 2004. The due diligence period has passed and the buyer has made non-refundable deposits. The sale is expected to close at the end of August 2006, pursuant to the buyer’s assumption of the loan.

•	On June 26, 2006, we entered into an agreement, as amended, to sell Hawthorne Plaza in San Francisco, California to TMG Partners for $125,000,000, which we purchased for $97,000,000 on April 20, 2004. The due diligence period has passed and the buyer has made non-refundable deposits. The sale is expected to close on September 14, 2006.

•	On July 26, 2006, we entered into an agreement to sell Brunswig Square in Los Angeles, California to Jamison Properties for $26,900,000, which we purchased for $23,805,000 on April 5, 2004. The buyer has made non-refundable deposits. The sale is expected to close at the end of September 2006.

•	On August 8, 2006, we entered into an agreement to sell Department of Children and Family Campus in Plantation, Florida to TIC investors managed by our Advisor for $13,000,000, which we purchased for $11,580,000 on April 25, 2003. The sale is expected to close at the end of October 2006.

• On August 17, 2006, we entered into an agreement to sell One World Trade Center in Long Beach, California to Legacy Partners IV for $150,000,000, which we purchased for $113,648,000 on December 5, 2003. The sale is expected to close in the fourth quarter of 2006, pursuant to the buyer’s assumption of the loan.

Our Board of Directors has approved the first stockholder special liquidating distribution of approximately $3.90 to $4.10 per share for stockholders of record as of September 18, 2006. The amount of the special liquidating distribution is contingent upon the successful close of the sales of our Amber Oaks and Hawthorne Plaza properties described above. We expect to pay the special liquidating distribution by September 30, 2006. As disclosed in our plan of liquidation, the exact timing and amounts of any special liquidating distributions to stockholders must be approved by our Board of Directors.

In accordance with our plan of liquidation, we intend to continue to pay regular monthly distributions to our stockholders at an annualized rate of 7.5% until we have made liquidating distributions totaling $150,000,000. Thereafter, the Board of Directors will consider the continuation of monthly distributions at a rate to be determined.

Very Truly Yours,

/s/ Scott D. Peters

Scott D. Peters
Chief Executive Officer and President